Exhibit 99.1

Twitter Announces Departure of COO, Anthony Noto

SAN FRANCISCO, California – January 23, 2018 – Twitter, Inc. (NYSE: TWTR) today announced that Anthony Noto notified the company on January 22, 2018 that he is resigning from his position as Twitter’s Chief Operating Officer in order to accept the chief executive officer role at another company.

Noto’s responsibilities for the company’s business operations and revenue generating operations will be assumed by other members of Twitter’s leadership team. Matt Derella, Twitter’s Vice President of Global Revenue and Operations, will continue to lead the company’s advertising sales efforts.

“Anthony has been an incredible advocate for Twitter and a trusted partner to me and our leadership team,” said Jack Dorsey, Twitter’s CEO.  “On behalf of the entire team, I want to thank Anthony for his passion and his impact, and congratulate him on his new role.”

“Working at Twitter has been a once in a lifetime opportunity, and I am immensely proud of our team and the key milestones we achieved during my time at the company,” said Noto.  “It has been an honor to work alongside Jack and contribute to the success of one of the most impactful platforms in the world. While it’s bittersweet to depart, I have the utmost confidence in Twitter’s future and look forward to watching the wonderful success the team will continue to achieve.”

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is what’s happening in the world and what people are talking about right now. On Twitter, live comes to life as conversations unfold, showing you all sides of the story. From breaking news and entertainment to sports, politics and everyday interests, when things happen in the world, they happen first on Twitter. Twitter is available in more than 40 languages around the world. The service can be accessed at twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter. For information on how to download the Twitter and Periscope apps, visit twitter.com/download and periscope.tv.

Contacts

Investors:

Cherryl Valenzuela

ir@twitter.com

Press:

Kristin Binns

press@twitter.com